Exhibit 99.1
OncoGenex Reports Second Quarter 2009 Financial Results
Conference Call on Thursday, August 6, 2009 at 4:30 p.m. Eastern Time
BOTHELL, WA, and VANCOUVER, August 6, 2009 — OncoGenex Pharmaceuticals, Inc. (“OncoGenex” or the “Company”) (NASDAQ: OGXI) today reported unaudited financial results for the second quarter and six months ended June 30, 2009 and reviewed the Company’s highlights for the second quarter of 2009.
The following consolidated results reflect the operations of OncoGenex Technologies Inc. (“OncoGenex Technologies”) prior to the August 21, 2008 reverse takeover of Sonus Pharmaceuticals, Inc. (“Sonus”), and the consolidated results of OncoGenex thereafter.
The loss attributable to common shareholders for the second quarter increased to $4.6 million from $2.9 million in 2008. For the six months ended June 30, 2009 the loss attributable to common shareholders increased to $7.0 million from $5.4 million in 2008.
Research and development expenses for the second quarter increased to $3.6 million from $1.1 million in 2008. For the six months ended June 30, 2009 research and development expenses increased to $5.3 million from $2.0 million in 2008. The increases in 2009 were primarily due to manufacturing costs incurred in the first six months of 2009 associated with the development of our product candidates OGX-011 and OGX-427, an increase in employee expenses and higher facility costs resulting from the reverse takeover of Sonus. Reducing the expenses in the first six months of 2008 was a Scientific Research and Development (SRED) claim, which offset R&D expenses in that period. The SRED program is a Canadian federal tax incentive program that encourages Canadian businesses to conduct research and development in Canada. As OncoGenex Technologies became an affiliate of a public company as a result of the reverse takeover, SRED claims can now only be applied against taxes payable.
General and administrative expenses for the second quarter increased to $1.0 million from $0.6 million in 2008. For the six months ended June 30, 2009 general and administrative expenses increased to $1.8 million from $1.2 million in 2008. The increases in 2009 were primarily due to increased employee expenses and increased costs associated with operating as a public company.
The second quarter and six months ended June 30, 2008 also included $0.8 million and $1.6 million respectively in preferred share accretion, a non-cash item, which did not recur in the second quarter or six months ended June 30, 2009, as subsequent to the reverse takeover there are no preferred shares outstanding.
The Company had $5.7 million in cash, cash equivalents and short-term investments as of June 30, 2009, compared to $12.4 million in cash, cash equivalents and short-term investments as of December 31, 2008.
On July 24, 2009, subsequent to the end of the second quarter, the Company announced that it had completed a registered direct offering of 475,000 shares of its common stock to institutional investors at a price of $20.00 per share, for gross proceeds of $9.5 million. The $20.00 offering price represented a 3.5% discount to the closing price on July 17, 2009, the last trading day prior to announcement. After deducting the estimated offering expenses payable by the Company, the net proceeds are expected to be approximately $9.4 million. The Company had 6,027,631 shares outstanding as at August 5, 2009. The Company believes that its cash, cash equivalents and short-term investments will be sufficient to fund its currently planned operations at least through 2010, including:
•	continuing survival follow-up for previously announced phase 2 clinical trials of OGX-011;

•	completion of its phase 1 clinical trial evaluating OGX-427 as a monotherapy in patients with solid tumors;

•	initiation of an investigator-sponsored phase 1 clinical trial evaluating OGX-427 treatment in patients with bladder cancer; and

•	working capital needs, capital expenditures and general corporate purposes.
“We achieved important strategic objectives in the second quarter of 2009, which leaves us well positioned to focus on our primary objective to secure a co-development and commercialization partner for our OGX-011 program,” said Scott Cormack, President and CEO of OncoGenex.
Recent Business Highlights:
-	Final results of a randomized phase 2 trial of OGX-011 were presented during an oral presentation at the 2009 American Society of Clinical Oncology (ASCO) Annual Meeting. Analyses indicated a survival benefit in patients treated with OGX-011 in combination with docetaxel compared to docetaxel alone. The median overall survival in patients with advanced metastatic prostate cancer who were treated with OGX-011 plus docetaxel in a randomized phase 2 trial was 23.8 months compared to 16.9 months for patients treated with docetaxel alone — a 6.9 month observed survival advantage for the OGX-011 arm. The unadjusted hazard ratio (HR), a measure used to compare the death rates between treatment groups, was 0.61, representing a 39% lower rate of death for patients treated with OGX-011.

-	Preliminary results of a phase 1 trial of OGX-427 were presented during an oral presentation at the 2009 ASCO Annual Meeting. Preliminary results as of April 2009 showed that OGX-427 was well tolerated as a monotherapy. In addition, OGX-427 demonstrated declines in circulating tumor cells at all doses evaluated as well as evidence of reduction in tumor markers. Reductions in circulating tumor cells and tumor markers both suggest single-agent activity warranting further clinical investigation.

-	The Company reached an agreement with the U.S. Food and Drug Administration (FDA) via the special protocol assessment process (SPA) on an amendment to the design of a phase 3 registration trial of OGX-011. The FDA has agreed on modifications to the study population of a previously reviewed phase 3 trial featuring survival as the primary endpoint. The study population has been modified to evaluate patients receiving first-line chemotherapy, rather than those receiving second-line chemotherapy. The FDA has agreed that the amended protocol adequately addresses the objectives necessary to support a regulatory submission.

-	In June 2009 the Company was added to the Russell 3000(R) Index, the Russell 2000(R) Index and the Russell Microcap(R) Index as part of the annual reconstitution of Russell indexes.
Conference Call Today at 4:30 p.m. ET
OncoGenex management will host a conference call at 4:30 p.m. Eastern Time today to provide a business update and discuss the first quarter results. A live webcast will be available through the Events and Presentations Web page found in the Investor Relations section of the OncoGenex Web site at www.ir.oncogenex.com. Alternatively, you may access the live conference call by dialing 877-548-7912 (U.S. & Canada) or 719-325-4897 (International). A webcast replay will be available approximately two hours after the call and will be archived at the same Web location for 90 days.
About OncoGenex Pharmaceuticals
OncoGenex is a biopharmaceutical company committed to the development and commercialization of new therapies that address unmet needs in the treatment of cancer. OncoGenex has a deep oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OGX-011, the lead candidate that has completed five phase 2 clinical trials in prostate, lung and breast cancers, is designed to inhibit the production of a specific protein associated with treatment resistance; OGX-427 is in phase 1 clinical development; SN2310 has completed the phase 1 clinical trial; and CSP-9222 and OGX-225 are currently in pre-clinical development.
OGX-011, OGX-427 and OGX-225 utilize second-generation antisense technology, licensed from Isis Pharmaceuticals (NASDAQ: ISIS), to effectively target and inhibit production of specific proteins in tumor cells. OncoGenex and Isis partnered in the successful discovery of OGX-011, OGX-427 and OGX-225 and with respect to OGX-011, in its initial development. In 2008, OncoGenex and Isis amended their OGX-011 agreement to provide OncoGenex with sole rights to OGX-011 and sole responsibility for development and related costs and partnering decisions, subject to financial obligations to Isis. OncoGenex is also solely responsible for development and related costs and partnering decisions regarding OGX-427 and OGX-225. Key intellectual property related to OGX-011, OGX-427 and OGX-225 were discovered by the University of British Columbia and the Vancouver Prostate Centre, and were exclusively licensed to OncoGenex.
More information about OncoGenex is available at www.oncogenex.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the intended use and sufficiency of the Company’s cash, cash equivalents and short-term investments, the company’s manufacturing readiness, prospects for securing a co-development and commercialization partner and planned phase 3 trials. Such forward-looking statements are subject to risks and uncertainties, including, among others: the risk factors set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for fiscal year 2008. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.
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Condensed Statements of Operations
(unaudited)
(in thousands)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2009	2008	2009	2008
Operating expenses
Research and development	$3,588	$1,108	$5,282	$1,982
General and administrative	1,003	646	1,785	1,219

Total operating expenses	4,591	1,754	7,067	3,201

Other income (expense)	34	(213)	91	(209)

Loss for the period before taxes	4,557	1,967	6,976	3,410
Income tax expense (recovery)	6	201	(4)	415

Net loss	4,563	2,168	6,972	3,825
Redeemable convertible preferred share accretion	—	780	—	1556

Loss attributable to common shareholders	$4,563	$2,948	$6,972	$5,381

Condensed Balance Sheets
(unaudited)
(in thousands)

	June 30,	December 31,
	2009	2008
Assets:
Cash, cash equivalents and short term investments	$5,701	$12,419
Amounts and investment tax credit receivable	407	1,243
Prepaid and other current assets	575	587
Property, equipment and other assets	700	541

Total assets	$7,383	$14,790

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$1,473	$2,252
Other current liabilities	717	632
Long term liabilities	1,255	1,199
Stockholders’ equity	3,938	10,707

Total liabilities and stockholders’ equity	$7,383	$14,790

OncoGenex Contact:
Scott Cormack
President & CEO
(604) 736-3678
scormack@oncogenex.com
Media and Investor Contact:
Jason Spark
Porter Novelli Life Sciences
(619) 849-6005
jspark@pnlifesciences.com